Exhibit 99.1

September 4, 2024

Liberty Media and Sirius XM Announce Final Exchange Ratio for the Split-Off Transactions

ENGLEWOOD, Colo. and NEW YORK, NY—(BUSINESS WIRE)—Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) and Sirius XM Holdings Inc. (Nasdaq: SIRI) (“Sirius XM”) announced today that, assuming the requisite conditions to the previously announced redemptive split-off (the “Split-Off”) of Liberty Sirius XM Holdings Inc. (“New Sirius”) are satisfied or waived, as applicable, at 4:05 p.m., New York City time, on September 9, 2024, Liberty Media will redeem each outstanding share of Series A Liberty SiriusXM common stock (“LSXMA”), Series B Liberty SiriusXM common stock (“LSXMB”) and Series C Liberty SiriusXM common stock (“LSXMK”, and together with LSXMA and LSXMB, the “Liberty SiriusXM common stock”) in exchange for 0.8375 of a share of common stock of New Sirius, with cash paid in lieu of any fractional shares. Upon the Split-Off, New Sirius will be the owner of all of the businesses, assets and liabilities previously attributed to the Liberty SiriusXM Group.

Following the Split-Off at 6:00 p.m., New York City time, on September 9, 2024, a wholly owned subsidiary of New Sirius will merge with Sirius XM (the “Merger”), and Sirius XM stockholders (other than New Sirius and its subsidiaries) will receive one-tenth (0.1) of a share of New Sirius common stock, with cash paid in lieu of any fractional shares. The Split-Off and the Merger will create a new public company which will continue to operate under the Sirius XM name and brand. The shares of New Sirius common stock will be listed on the Nasdaq Stock Market under the ticker symbol “SIRI” and will begin trading on the Nasdaq Stock Market on September 10, 2024.

Liberty Media and Sirius XM expect that New Sirius will have approximately 339.1 million shares of New Sirius common stock outstanding immediately following the consummation of the Split-Off and Merger, of which former holders of Liberty SiriusXM common stock are expected to own approximately 81% of New Sirius and former Sirius XM minority stockholders are expected to own the remaining 19% of New Sirius.

Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to the Split-Off and the Merger (collectively, the “Transactions”) and their proposed timing and other matters related to the Transactions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the Transactions. These forward-looking statements speak only as of the date of this communication, and Liberty Media and Sirius XM expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s or Sirius XM’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media and Sirius XM, including Liberty Media’s definitive proxy statement materials for the special meeting, Sirius XM’s information statement and their most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Media or Sirius XM subsequently file with the SEC, for additional information about Liberty Media, Sirius XM and about the risks and uncertainties related to Liberty Media’s and Sirius XM’s businesses which may affect the statements made in this communication.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of common stock of Liberty Media, Sirius XM or New Sirius. The proposed offer and issuance of shares of New Sirius common stock in the Transactions will be made only pursuant to New Sirius’ effective registration statement on Form S-4, which includes a prospectus of New Sirius. Liberty Media and Sirius XM stockholders and other investors are urged to read the registration statement, Liberty Media’s definitive proxy statement materials for the special meeting and Sirius XM’s information statement, together with all relevant SEC filings regarding the Transactions, and any other relevant documents filed as exhibits therewith, as well as any amendments or supplements to those documents, because they contain important information about the Transactions. The prospectus/proxy statement/information statement and other relevant materials for the proposed Transactions have previously been provided to all LSXMA, LSXMB and Sirius XM stockholders. Copies of these SEC filings are available, free of charge, at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (877) 772-1518 or Sirius XM Holdings Inc., 1221 Avenue of the Americas, 35th Floor, New York, New York 10020, Attention: Investor Relations, (212) 584-5100.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications, sports and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media’s interest in Sirius XM. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

About Sirius XM Holdings Inc.

Sirius XM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 150 million listeners, Sirius XM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about Sirius XM, please go to: www.siriusxm.com.

Contact for Liberty Media Corporation

Shane Kleinstein, 720-875-5432

Contact for Sirius XM

Hooper Stevens
212-901-6718
hooper.stevens@siriusxm.com

Natalie Candela
212-901-6672
natalie.candela@siriusxm.com

Maggie Mitchell

Maggie.mitchell@siriusxm.com